Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS IMPROVED RESULTS FOR THE

FOURTH QUARTER AND TWELVE MONTHS OF FISCAL 2003

Milwaukee, August 7, 2003/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation today announced fiscal 2003 fourth quarter net sales of $508.1 million and net income of $32.9 million or $1.52 per basic share and $1.39 per diluted share. Net sales were $459.7 million in the same period a year ago and net income was $30.6 million or $1.41 per basic share and $1.30 per diluted share. The 11% improvement in net sales was primarily due to gains by the Power Products Segment, while the net income increase between quarters was the result of greater sales volume, manufacturing cost reduction programs and increased production in both business segments, offset by the impact of a sales mix that favored lower priced products and higher operating expenses.

For fiscal 2003, the Company reported net sales of $1.66 billion and net income of $80.6 million or $3.73 per basic share and $3.49 per diluted share. For fiscal 2002, net sales were $1.53 billion and net income was $53.1 million or $2.46 per basic share and $2.36 per diluted share. Major factors in the 52% increase in net income between years were greater sales volume, manufacturing cost reduction programs, improved margins on export sales primarily due to a stronger Euro, increased production, lower interest expense and a reduced effective tax rate. As in the fourth quarter, higher operating expenses for the year were an offset to net income gains.

Engines:

Fiscal 2003 fourth quarter net sales of engines were $432.5 million versus $412.0 million in the prior year. The 5% increase is primarily the result of an increase in engine and service parts sales volume.

Net sales for fiscal 2003 were $1.43 billion, which was $69.4 million or 5% higher than fiscal 2002. On a year over year basis, engine unit volume accounted for about $28 million of the sales increase. International service and component parts volumes were another $22 million and the remainder of the increase was primarily price improvement on international sales, as a result of the stronger Euro.

Income from operations for the fourth quarter of fiscal 2003 was $48.7 million compared to $52.6 million in the fourth quarter last year. This $3.9 million decrease was the result of lower margined domestic engine shipments and higher operating expenses that were related to employee benefits and marketing costs. The decreased margin was offset by the higher sales volume, discussed above, and manufacturing cost reduction programs.

The fiscal 2003 income from operations was $135.3 million, an increase of $19.7 million or 17% over fiscal 2002 results. Factors contributing to the improvement included manufacturing cost reduction programs, an 11% production volume increase, improved margins on European sales due to the stronger Euro and increased sales volume. These gains were partially offset by an increase in operating expenses that resulted from increased employee benefits and marketing and international selling expenses.

Power Products:

Net sales were $117.5 million in the fourth quarter, up $52.1 million or 80% over the same period a year ago. Pressure washer sales were up 89% on unit volume increases of 113%. The introduction of successful promotional programs at key retailers drove strong retail demand resulting in significantly improved volume. Generator sales were up 79% on a unit volume increase of 85%. Weather events and additional market penetration at a major retailer drove the volume improvement.

Net sales for fiscal 2003 were $323.0 million, increasing $104.9 million or 48% over the fiscal 2002 results. Generator sales were up 56% on a unit volume increase of 64%. The volume increase was the result of fiscal 2003 having more weather events that create demand than were experienced in fiscal 2002, increased promotional activity at retail and additional market penetration at a major retailer. Pressure washer sales increased 43% on a 60% unit volume increase. The volume increase resulted from the same factors discussed for the quarterly improvement.

Income from operations in the fourth quarter was $9.4 million, up $7.4 million over the same period a year ago. The improvement is the result of sales volume increases, improved productivity and lower material costs.

Fiscal 2003 income from operations was $19.2 million compared to $3.3 million for fiscal 2002. The reasons for the fiscal year operating income improvement are the same as discussed for the fourth quarter.

General:

Interest expense was down in the fourth quarter and for the fiscal year due to lower borrowing levels and the impact of a fixed to variable interest rate swap. Capital expenditures and depreciation for fiscal 2003 were $40.2 million and $58.3 million, respectively.

Outlook For Fiscal 2004:

Our current estimate for fiscal 2004 anticipates net income in the range of $90 to $95 million. Consolidated sales growth is estimated at 3%. Engine Segment unit volume is forecasted to grow 2-4%, in line with our estimate of market growth. It is also anticipated that a stronger Euro will provide improved pricing on European sales. Power Products Segment sales are forecasted to grow 4-6%, which represents our estimate of the market growth for next year assuming similar weather event activity.

Gross profit margin for the year is projected to be in the range of 21.0% to 21.5%. These rates anticipate increased engine plant utilization in fiscal 2004. We believe engine production could be up 4-6% for the year. In addition, we continue to focus on reducing manufacturing costs in both the Engine and Power Products Segments. As in fiscal 2003, our plans for fiscal 2004 include reductions in manufacturing costs that more than offset the effect of rising cost categories such as health care.

Operating expenses are estimated to be from $189 to $193 million reflecting increased employee benefit costs, increased product marketing programs to drive category growth and engineering for future product development. Interest expense is estimated to be $39 million. We are assuming an effective tax rate of 32%. The estimates for depreciation and capital expenditures are $65 million and $60 million, respectively.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on its corporate website: http://www.briggsandstratton.com. Also available is a dial-in number to access the call real-time at (877) 679-9045. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (800) 615-3210 to access the replay. The pass code will be 207293.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “objective”, “plan”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, our ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our businesses; changes in laws and regulations, including environmental and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; changes in customer and OEM demand; changes in prices of purchased raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended June

(In Thousands)

	Fourth Quarter		Twelve Months
	2003	2002	2003	2002
NET SALES	$508,144	$459,663	$1,657,633	$1,529,300
COST OF GOODS SOLD	399,139	364,574	1,327,207	1,257,339

Gross Profit on Sales	109,005	95,089	330,426	271,961
ENGINEERING, SELLING, GENERAL
AND ADMINISTRATIVE EXPENSES	52,230	41,062	178,022	153,675

Income from Operations	56,775	54,027	152,404	118,286
INTEREST EXPENSE	(10,011)	(10,510)	(40,389)	(44,433)
OTHER INCOME, Net	1,672	2,788	6,563	6,657

Income Before Provision for Income Taxes	48,436	46,305	118,578	80,510
PROVISION FOR INCOME TAXES	15,490	15,754	37,940	27,390

Net Income	$32,946	$30,551	$80,638	$53,120

Average Shares Outstanding	21,681	21,636	21,639	21,615

BASIC EARNINGS PER SHARE	$1.52	$1.41	$3.73	$2.46

Diluted Average Shares Outstanding	24,521	24,469	24,480	24,452

DILUTED EARNINGS PER SHARE	$1.39	$1.30	$3.49	$2.36

Segment Information

(In Thousands)

	Fourth Quarter		Twelve Months
	2003	2002	2003	2002
NET SALES:
Engines	$432,468	$411,963	$1,432,964	$1,363,529
Power Products	117,484	65,417	323,016	218,084
Inter-Segment Eliminations	(41,808)	(17,717)	(98,347)	(52,313)

Total*	$508,144	$459,663	$1,657,633	$1,529,300

*International Sales (included in the above)	$101,161	$88,716	$400,119	$362,100

GROSS PROFIT ON SALES:
Engines	$94,804	$88,956	$292,511	$250,857
Power Products	15,577	6,780	40,006	21,695
Inter-Segment Eliminations	(1,376)	(647)	(2,091)	(591)

Total	$109,005	$95,089	$330,426	$271,961

INCOME FROM OPERATIONS:
Engines	$48,716	$52,632	$135,284	$115,603
Power Products	9,435	2,042	19,211	3,274
Inter-Segment Eliminations	(1,376)	(647)	(2,091)	(591)

Total	$56,775	$54,027	$152,404	$118,286

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal June 2003 and 2002

(In Thousands)

CURRENT ASSETS:	2003	2002
Cash and Cash Equivalents	$324,815	$215,945
Accounts Receivable, Net	201,948	194,873
Inventories	209,138	196,239
Other	71,246	68,450

Total Current Assets	807,147	675,507

OTHER ASSETS:
Goodwill	159,756	161,030
Investments	44,175	46,889
Prepaid Pension	74,005	60,343
Deferred Loan Costs, Net	8,314	10,506
Capitalized Software, Net	5,644	6,021
Other Long-Term Assets	5,368	1,090

Total Other Assets	297,262	285,879

PLANT AND EQUIPMENT:
At Cost	876,664	879,635
Less-Accumulated
Depreciation	505,880	484,420

Plant and Equipment, Net	370,784	395,215

	$1,475,193	$1,356,601

CURRENT LIABILITIES:	2003	2002
Accounts Payable	$134,441	$102,673
Domestic Notes Payable	2,075	2,625
Foreign Loans	865	15,270
Accrued Liabilities	163,976	143,698

Total Current Liabilities	301,357	264,266

OTHER LIABILITIES:
Deferred Revenue on Sale of Plant & Equipment	15,163	15,364
Deferred Income Tax Liability	57,917	36,730
Accrued Pension Liability	20,406	15,750
Accrued Employee Benefits	13,901	13,070
Accrued Postretirement Health Care Obligation	48,065	62,753
Long-Term Debt	503,397	499,022

Total Other Liabilities	658,849	642,689

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	35,363	35,748
Retained Earnings	822,060	769,131
Accumulated Other Comprehensive Loss	(734)	(6,626)
Unearned Compensation on Restricted Stock	(287)	(199)
Treasury Stock, at Cost	(341,415)	(348,408)

Total Shareholders’ Investment	514,987	449,646

	$1,475,193	$1,356,601

Consolidated Statements of Cash Flows

(In Thousands)

	Twelve Months Ended Fiscal June
CASH FLOWS FROM OPERATING ACTIVITIES:	2003	2002
Net Income	$80,638	$53,120
Depreciation and Amortization	63,526	65,968
Loss on Disposition of Plant and Equipment, Net	3,850	3,192
Provision for Deferred Income Taxes	24,278	20,286
Increase in Accounts Receivable	(5,958)	(49,735)
(Increase) Decrease in Inventories	(11,932)	115,439
Increase in Other Current Assets	(4,663)	(991)
Increase in Accounts Payable and Accrued Liabilities	44,503	24,304
Increase in Prepaid Pension, Net	(13,566)	(22,812)
Other, Net	(13,281)	(8,954)

Net Cash Provided by Operating Activities	167,395	199,817

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(40,154)	(43,928)
Proceeds Received on Disposition of Plant and Equipment	3,464	406
Other, Net	9,861	5,120

Net Cash Used in Investing Activities	(26,829)	(38,402)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Repayments on Debt	(14,955)	(12,089)
Dividends	(27,709)	(27,219)
Proceeds from Exercise of Stock Options	5,490	1,078

Net Cash Used in Financing Activities	(37,174)	(38,230)

EFFECT OF EXCHANGE RATE CHANGES	5,478	4,017

NET INCREASE IN CASH AND CASH EQUIVALENTS	108,870	127,202
CASH AND CASH EQUIVALENTS, Beginning	215,945	88,743

CASH AND CASH EQUIVALENTS, Ending	$324,815	$215,945